Earnings Release October 30, 2018
Holly Energy Partners, L.P. Reports Third Quarter Results
Dallas, Texas -- Holly Energy Partners, L.P. (“HEP” or the “Partnership”) (NYSE:HEP) today reported financial results for the third quarter of 2018. Net income attributable to HEP for the third quarter was $45.0 million ($0.43 per basic and diluted limited partner unit) compared to $42.1 million ($0.66 per basic and diluted limited partner unit) for the third quarter of 2017.
Distributable cash flow was $66.6 million for the quarter, up $7.4 million, or 12.4% compared to the third quarter of 2017. HEP announced its 56th consecutive distribution increase on October 19, 2018, raising the quarterly distribution from $0.660 to $0.665 per unit, which represents an increase of 3.1% over the distribution for the third quarter of 2017.
The increase in net income attributable to HEP was primarily due to our acquisition of the remaining interests in the SLC and Frontier pipelines in the fourth quarter of 2017 and higher crude oil gathering volumes around the Permian Basin. These gains were partially offset by higher interest expense and lower earnings on equity investments. Limited partners' earnings per unit in the third quarter declined compared to the third quarter of 2017 despite higher net income attributable to the partners. This decrease was driven by the issuance of new common units primarily associated with the incentive distribution rights simplification transaction on October 31, 2017.
Commenting on our 2018 third quarter results, George Damiris, Chief Executive Officer, stated, “HEP delivered solid financial results in the third quarter, which allowed us to maintain our record of consecutive quarterly distribution increases. Despite seasonal headwinds and the Woods Cross refinery running at lower throughput, third quarter results highlight the cash flow stability of HEP’s business model.
“Looking forward, we anticipate higher earnings and distributable cash flow in the fourth quarter. HEP remains on track to report a distribution coverage ratio of 1.0x for the full year 2018.”
Third Quarter 2018 Revenue Highlights
Revenues for the quarter were $125.8 million, an increase of $15.4 million compared to the third quarter of 2017. The increase was primarily attributable to our acquisition of the remaining interests in the SLC and Frontier pipelines and higher crude oil gathering volumes around the Permian Basin in New Mexico and Texas, which contributed to an increase in overall pipeline volumes of 22%.

•
Revenues from our refined product pipelines were $32.0 million, a decrease of $0.2 million, on shipments averaging 187.1 thousand barrels per day ("mbpd") compared to 217.3 mbpd for the third quarter of 2017. The volume decrease was mainly due to pipelines servicing HollyFrontier Corporation's ("HFC" or "HollyFrontier") Woods Cross refinery, which had lower throughput due to operational issues at the refinery during the quarter, lower volumes on pipelines servicing HFC's Navajo refinery and lower volumes from Delek. Revenue remained relatively consistent due to contractual minimum revenue commitments and contractual tariff escalators.

•
Revenues from our intermediate pipelines were $6.8 million, a decrease of $1.1 million compared to the third quarter of 2017, on shipments averaging 148.3 mbpd compared to 151.6 mbpd for the third quarter of 2017. The decreases were mainly attributable to a decrease in production at HFC's Navajo refinery and a $0.6 million decrease in deferred revenue realized.

•
Revenues from our crude pipelines were $31.0 million, an increase of $16.9 million, on shipments averaging 442.1 mbpd compared to 267.9 mbpd for the third quarter of 2017. The increases were mainly attributable to our acquisition of the remaining interests in the SLC and Frontier pipelines in the fourth quarter of 2017 as well as increased volumes on our crude pipeline systems in New Mexico and Texas.

•
Revenues from terminal, tankage and loading rack fees were $36.5 million, an increase of $0.8 million compared to the third quarter of 2017. Refined products and crude oil terminalled in the facilities averaged 475.1 mbpd compared to 495.5 mbpd for the third quarter of 2017. The volume decrease was mainly due to the planned turnaround at HFC's El Dorado refinery in the third quarter of 2018 as well as the cessation of HEP's operations at the Tucson terminal in April 2018.

•
Revenues from refinery processing units were $19.6 million, a decrease of $1.0 million, on throughputs averaging 65.6 mbpd compared to 61.5 mbpd for the third quarter of 2017. Although throughput increased, revenue decreased, driven by lower reimbursable natural gas costs.

Revenues for the third quarter of 2018 included an immaterial recognition of prior shortfalls billed to shippers in 2017. As of September 30, 2018, deferred revenue reflected in our consolidated balance sheet related to shortfalls billed was $5.7 million.

Nine Months Ended September 30, 2018 Revenue Highlights
Revenues for the nine months ended September 30, 2018, were $373.4 million, an increase of $48.3 million compared to the nine months ended September 30, 2017. The increase was primarily attributable to our acquisition of the remaining interests in the SLC and Frontier pipelines and the turnaround at HollyFrontier's Navajo refinery in the first quarter of 2017.

•
Revenues from our refined product pipelines were $98.0 million, an increase of $4.5 million, on shipments averaging 196.5 mbpd compared to 205.3 mbpd for the nine months ended September 30, 2017. The volume decrease was mainly due to pipelines servicing HFC's Woods Cross refinery, which had lower throughput due to operational issues at the refinery beginning in the first quarter of 2018. These decreases were partially offset by higher volumes on our product pipelines in New Mexico due to the turnaround at HFC's Navajo refinery in the first quarter of 2017. Revenue increased as a result of the higher volumes on the New Mexico product pipelines and remained relatively consistent around pipelines servicing HFC's Woods Cross refinery due to contractual minimum volume commitments.

•
Revenues from our intermediate pipelines were $22.5 million, an increase of $2.1 million, on shipments averaging 142.4 mbpd compared to 136.1 mbpd for the nine months ended September 30, 2017. These increases were principally due to the turnaround at HFC's Navajo refinery in the first quarter of 2017.

•
Revenues from our crude pipelines were $87.0 million, an increase of $39.1 million, on shipments averaging 455.6 mbpd compared to 268.7 mbpd for the nine months ended September 30, 2017. The increases were mainly attributable to our acquisition of the remaining interests in the SLC and Frontier pipelines in the fourth quarter of 2017 as well as increased volumes on our crude pipeline systems in New Mexico and Texas.

•
Revenues from terminal, tankage and loading rack fees were $109.0 million, an increase of $3.2 million compared to the nine months ended September 30, 2017. Refined products and crude oil terminalled in the facilities averaged 477.8 mbpd compared to 489.9 mbpd for the nine months ended September 30, 2017. Despite the decrease in volume, revenue increased due to volumes at higher revenue terminals combined with an adjustment to revenue recognition.

•	Revenues from refinery processing units were $56.9 million, a decrease of $0.6 million on throughputs averaging 67.9 mbpd compared to 63.9 mbpd for the nine months ended September

30, 2017. Although throughput increased, revenue decreased, driven by lower reimbursable natural gas costs.

Revenues for the nine months ended September 30, 2018, included the recognition of $2.6 million of prior shortfalls billed to shippers in 2017 as they did not exceed their minimum volume commitments within the contractual make-up period.

Operating Costs and Expenses Highlights
Operating costs and expenses were $62.9 million and $189.1 million for the three and nine months ended September 30, 2018, representing an increase of $4.2 million and $20.0 million from the three and nine months ended September 30, 2017. The increase was primarily due to new operating costs and expenses related to our acquisition of the remaining interests in the SLC and Frontier pipelines in the fourth quarter of 2017.
Interest expense was $18.0 million and $53.2 million for the three and nine months ended September 30, 2018, representing an increase of $4.0 million and $11.9 million over the same periods of 2017. These increases were primarily due to interest expense associated with the private placement of an additional $100 million in aggregate principal amount of our 6% Senior Notes due 2024 completed in the third quarter of 2017, higher average balances outstanding under our senior secured revolving credit facility and market interest rate increases under that facility.
We have scheduled a webcast conference call today at 4:00 PM Eastern Time to discuss financial results. This webcast may be accessed at:

https://78449.themediaframe.com/dataconf/productusers/hep/mediaframe/26443/indexl.html.

An audio archive of this webcast will be available using the above noted link through November 13, 2018.

About Holly Energy Partners, L.P.
Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude pipelines, tankage and terminals in Texas, New Mexico, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas, as well as refinery processing units in Utah and Kansas.
HollyFrontier Corporation, headquartered in Dallas, Texas, is an independent petroleum refiner and marketer that produces high value light products such as gasoline, diesel fuel, jet fuel and other specialty products. HollyFrontier operates through its subsidiaries a 135,000 barrels per stream day ("bpsd") refinery located in El Dorado, Kansas, a 125,000 bpsd refinery in Tulsa, Oklahoma, a 100,000 bpsd refinery located in Artesia, New Mexico, a 52,000 bpsd refinery located in Cheyenne, Wyoming and a 45,000 bpsd refinery in Woods Cross, Utah. HollyFrontier markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states. Additionally, HollyFrontier owns Petro-Canada Lubricants Inc., whose Mississauga, Ontario facility produces 15,600 barrels per day of base oils and other specialized lubricant products, and owns a 57% limited partner interest and the non-economic general partner interest in Holly Energy Partners, L.P.
The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Delek US Holdings, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist or cyber attacks and the consequences of any such attacks;

•	general economic conditions;

•	the impact of recent changes in tax laws and regulations that affect master limited partnerships; and

•	other financial, operational and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RESULTS OF OPERATIONS (Unaudited)

Income, Distributable Cash Flow and Volumes
The following tables present income, distributable cash flow and volume information for the three and the nine months ended September 30, 2018 and 2017.

	Three Months Ended September 30,		Change from
	2018	2017	2017
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$20,803	$20,801	$2
Affiliates – intermediate pipelines	6,772	7,832	(1,060)
Affiliates – crude pipelines	20,461	14,089	6,372
	48,036	42,722	5,314
Third parties – refined product pipelines	11,194	11,350	(156)
Third parties – crude pipelines	10,505	—	10,505
	69,735	54,072	15,663
Terminals, tanks and loading racks:
Affiliates	32,572	31,825	747
Third parties	3,897	3,876	21
	36,469	35,701	768

Affiliates - refinery processing units	19,580	20,591	(1,011)

Total revenues	125,784	110,364	15,420
Operating costs and expenses
Operations	35,996	35,998	(2)
Depreciation and amortization	24,367	19,007	5,360
General and administrative	2,498	3,623	(1,125)
	62,861	58,628	4,233
Operating income	62,923	51,736	11,187

Equity in earnings of equity method investments	1,114	5,072	(3,958)
Interest expense, including amortization	(18,042)	(14,072)	(3,970)
Interest income	540	101	439
Gain on sale of assets and other	38	155	(117)
	(16,350)	(8,744)	(7,606)
Income before income taxes	46,573	42,992	3,581
State income tax benefit (expense)	(39)	69	(108)
Net income	46,534	43,061	3,473
Allocation of net income attributable to noncontrolling interests	(1,531)	(990)	(541)
Net income attributable to Holly Energy Partners	45,003	42,071	2,932
General partner interest in net income, including incentive distributions(1)	—	419	(419)
Limited partners’ interest in net income	$45,003	$42,490	$2,513
Limited partners’ earnings per unit – basic and diluted(1)	$0.43	$0.66	$(0.23)
Weighted average limited partners’ units outstanding	105,440	64,319	41,121
EBITDA(2)	$86,911	$74,980	$11,931
Distributable cash flow(3)	$66,598	$59,248	$7,350

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	120,024	142,624	(22,600)
Affiliates – intermediate pipelines	148,347	151,622	(3,275)
Affiliates – crude pipelines	322,590	267,911	54,679
	590,961	562,157	28,804
Third parties – refined product pipelines	67,112	74,703	(7,591)
Third parties – crude pipelines	119,503	—	119,503
	777,576	636,860	140,716
Terminals and loading racks:
Affiliates	417,079	426,122	(9,043)
Third parties	57,990	69,405	(11,415)
	475,069	495,527	(20,458)

Affiliates – refinery processing units	65,640	61,453	4,187

Total for pipelines and terminal assets (bpd)	1,318,285	1,193,840	124,445

	Nine Months Ended September 30,		Change from
	2018	2017	2017
	(In thousands, except per unit data)
Revenues
Pipelines:
Affiliates – refined product pipelines	$60,841	$57,977	$2,864
Affiliates – intermediate pipelines	22,496	20,366	2,130
Affiliates – crude pipelines	58,737	47,890	10,847
	142,074	126,233	15,841
Third parties – refined product pipelines	37,124	35,535	1,589
Third parties – crude pipelines	28,245	—	28,245
	207,443	161,768	45,675
Terminals, tanks and loading racks:
Affiliates	96,606	93,573	3,033
Third parties	12,430	12,291	139
	109,036	105,864	3,172

Affiliates - refinery processing units	56,949	57,510	(561)

Total revenues	373,428	325,142	48,286
Operating costs and expenses
Operations	106,731	102,584	4,147
Depreciation and amortization	74,117	57,729	16,388
General and administrative	8,293	8,872	(579)
	189,141	169,185	19,956
Operating income	184,287	155,957	28,330

Equity in earnings of equity method investments	4,127	10,965	(6,838)
Interest expense, including amortization	(53,249)	(41,359)	(11,890)
Interest income	1,581	306	1,275
Loss on early extinguishment of debt	—	(12,225)	12,225
Gain (loss) on sale of assets and other	71	317	(246)
	(47,470)	(41,996)	(5,474)
Income before income taxes	136,817	113,961	22,856
State income tax expense	(149)	(164)	15
Net income	136,668	113,797	22,871
Allocation of net income attributable to noncontrolling interests	(5,354)	(4,827)	(527)
Net income attributable to Holly Energy Partners	131,314	108,970	22,344
General partner interest in net income, including incentive distributions(1)	—	(35,047)	35,047
Limited partners’ interest in net income	$131,314	$73,923	$57,391
Limited partners’ earnings per unit—basic and diluted(1)	$1.25	$1.16	$0.09
Weighted average limited partners’ units outstanding	104,908	63,845	41,063
EBITDA(2)	$257,248	$207,916	$49,332
Adjusted EBITDA(2)	$257,248	$220,141	$37,107
Distributable cash flow(3)	$200,878	$177,436	$23,442

Volumes (bpd)
Pipelines:
Affiliates – refined product pipelines	125,642	128,212	(2,570)
Affiliates – intermediate pipelines	142,371	136,055	6,316
Affiliates – crude pipelines	336,224	268,736	67,488
	604,237	533,003	71,234
Third parties – refined product pipelines	70,830	77,114	(6,284)
Third parties – crude pipelines	119,344	—	119,344
	794,411	610,117	184,294
Terminals and loading racks:
Affiliates	418,009	420,979	(2,970)
Third parties	59,776	68,902	(9,126)
	477,785	489,881	(12,096)

Affiliates – refinery processing units	67,873	63,858	4,015

Total for pipelines and terminal assets (bpd)	1,340,069	1,163,856	176,213

(1)
Prior to the equity restructuring transaction on October 31, 2017, net income attributable to Holly Energy Partners was allocated between limited partners and the general partner interest in accordance with the provisions of the partnership agreement. HEP net income allocated to the general partner included incentive distributions that were declared subsequent to quarter end. There were no distributions made on the general partner interest after October 31, 2017. No general partner distributions were declared for the three months ended September 30, 2017, and general partner distributions of $36.5 million were declared for the nine months ended September 30, 2017.

(2)
Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is calculated as net income attributable to Holly Energy Partners plus (i) interest expense, net of interest income, (ii) state income tax and (iii) depreciation and amortization. Adjusted EBITDA is calculated as EBITDA plus loss on early extinguishment of debt. EBITDA and Adjusted EBITDA are not calculations based upon generally accepted accounting principles ("GAAP"). However, the amounts included in the EBITDA and Adjusted EBITDA calculations are derived from amounts included in our consolidated financial statements. EBITDA and Adjusted EBITDA should not be considered as alternatives to net income attributable to Holly Energy Partners or operating income, as indications of our operating performance or as alternatives to operating cash flow as a measure of liquidity. EBITDA and Adjusted EBITDA are not necessarily comparable to similarly titled measures of other companies. EBITDA and Adjusted EBITDA are presented here because they are widely used financial indicators used by investors and analysts to measure performance. EBITDA and Adjusted EBITDA are also used by our management for internal analysis and as a basis for compliance with financial covenants.

Set forth below is our calculation of EBITDA and Adjusted EBITDA.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands)
Net income attributable to Holly Energy Partners	$45,003	$42,071	$131,314	$108,970
Add (subtract):
Interest expense	17,280	13,291	50,971	39,042
Interest Income	(540)	(101)	(1,581)	(306)
Amortization of discount and deferred debt charges	762	781	2,278	2,317
State income tax (benefit) expense	39	(69)	149	164
Depreciation and amortization	24,367	19,007	74,117	57,729
EBITDA	$86,911	$74,980	$257,248	$207,916
Add loss on early extinguishment of debt	—	—	—	12,225
Adjusted EBITDA	$86,911	$74,980	$257,248	$220,141

(3)
Distributable cash flow is not a calculation based upon GAAP. However, the amounts included in the calculation are derived from amounts presented in our consolidated financial statements, with the general exception of maintenance capital expenditures. Distributable cash flow should not be considered in isolation or as an alternative to net income attributable to Holly Energy Partners or operating income, as an indication of our operating performance, or as an alternative to operating cash flow as a measure of liquidity. Distributable cash flow is not necessarily comparable to similarly titled measures of other companies. Distributable cash flow is presented here because it is a widely accepted financial indicator used by investors to compare partnership performance. It is also used by management for internal analysis and our performance units. We believe that this measure provides investors an enhanced perspective of the operating performance of our assets and the cash our business is generating.

Set forth below is our calculation of distributable cash flow.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
	(In thousands)
Net income attributable to Holly Energy Partners	$45,003	$42,071	$131,314	$108,970
Add (subtract):
Depreciation and amortization	24,367	19,007	74,117	57,729
Amortization of discount and deferred debt charges	762	781	2,278	2,317
Loss on early extinguishment of debt	—	—	—	12,225
Customer billings greater than revenue recognized	1,294	1,134	2,994	3,835
Maintenance capital expenditures (4)	(3,198)	(3,240)	(4,504)	(6,308)
Decrease in environmental liability	(150)	(180)	(368)	(741)
Decrease in reimbursable deferred revenue	(1,517)	(917)	(3,937)	(2,765)
Other non-cash adjustments	37	592	(1,016)	2,174
Distributable cash flow	$66,598	$59,248	$200,878	$177,436

(4)
Maintenance capital expenditures are capital expenditures made to replace partially or fully depreciated assets in order to maintain the existing operating capacity of our assets and to extend their useful lives. Maintenance capital expenditures include expenditures required to maintain equipment reliability, tankage and pipeline integrity, safety and to address environmental regulations.

Set forth below is certain balance sheet data.

	September 30,	December 31,
	2018	2017
	(In thousands)
Balance Sheet Data
Cash and cash equivalents	$6,375	$7,776
Working capital	$20,914	$18,906
Total assets	$2,107,042	$2,154,114
Long-term debt	$1,416,748	$1,507,308
Partners' equity (5)	$446,946	$393,959

(5)
As a master limited partnership, we distribute our available cash, which historically has exceeded our net income attributable to Holly Energy Partners because depreciation and amortization expense represents a non-cash charge against income. The result is a decline in partners’ equity since our regular quarterly distributions have exceeded our quarterly net income attributable to Holly Energy Partners. Additionally, if the assets contributed and acquired from HollyFrontier while we were a consolidated variable interest entity of HollyFrontier had been acquired from third parties, our acquisition cost in excess of HollyFrontier’s basis in the transferred assets would have been recorded in our financial statements as increases to our properties and equipment and intangible assets at the time of acquisition instead of decreases to partners’ equity.

FOR FURTHER INFORMATION, Contact:

Richard L. Voliva III, Executive Vice President and
Chief Financial Officer
Craig Biery, Director, Investor Relations
Holly Energy Partners, L.P.
214/954-6511